Exhibit 10.1

February 12, 2007

Carlos Riva

c/o Celunol Corp.

55 Cambridge Parkway, 8th Floor

Cambridge, MA 02142

Dear Mr. Riva:

Reference is made to that certain Agreement and Plan of Merger and Reorganization of even date herewith by and among Diversa Corporation, a Delaware corporation (“we” or “Parent”), Celunol Corp., a Delaware corporation (the “Company”), Concord Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent and William Lese, as the Company Stockholders’ Representative (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company, with the Company being the surviving corporation and continuing as a wholly-owned subsidiary of Parent (the “Merger”).

As an inducement to the execution of the Merger Agreement by Parent and the Company, and in furtherance of satisfaction of the condition to closing set forth in Section 7.4(a) of the Merger Agreement, we hereby agree, and request that you agree, by execution of the acknowledgement below, to negotiate, in good faith and in an expeditious manner, the terms of an employment agreement between you and Parent in form and substance reasonably acceptable to you and Parent, including, without limitation, whether a grant of Parent’s restricted stock or restricted stock units should replace or be substituted for all or any portion of the grant of an option to purchase one million (1,000,000) shares of Parent’s common stock referenced in the Employment Agreement (as defined below). The parties also acknowledge that their mutual goal is to diligently pursue the finalization of the terms of the new employment agreement referred to in the preceding sentence in a timely manner after the date hereof.

If, notwithstanding the mutual good faith efforts described above, the parties are unable to agree on the terms of an employment agreement prior to the time that the Merger is otherwise scheduled to close, you hereby agree that the draft of the Employment Agreement attached hereto as Exhibit A (the “Employment Agreement”) is acceptable to you and that you will execute and deliver the Employment Agreement in the form attached hereto in connection with the consummation of the Merger as contemplated in Section 7.4(a) the Merger Agreement. Parent agrees that the Employment Agreement, if executed and delivered by you to Parent, will satisfy the condition to closing set forth in Section 7.4(a) of the Merger Agreement in such circumstances.

We request that you acknowledge your agreement to the foregoing proposal by countersignature to this letter in the space provided below. The Parent hereby agrees, and by executing the acknowledgement below you hereby agree, that the Company is an intended third party beneficiary of this letter agreement, and as such will be entitled to enforce the terms hereof against both the Parent and you.

Very truly yours,

DIVERSA CORPORATION

By:	/s/ Anthony E. Altig
Name:	Anthony E. Altig
Title:	Chief Financial Officer

ACKNOWLEDGED AND AGREED:

By:	/s/ Carlos Riva
CARLOS RIVA, individually

cc:	Celunol Corp.
55 Cambridge Parkway
Cambridge, MA 02142